                                                                    EXHIBIT 21.1


                          FRIEDE GOLDMAN HALTER, INC.
                                      AND
                                 SUBSIDIARIES


 1. Friede Goldman Halter, Inc. (MS)
 2. Offshore Marine Indemnity Co. (VT)
 3. Brissonneau & Lotz Marine USA, Inc. (DE)
 4. Friede & Goldman, Ltd. (MS)
 5. Friede Goldman Offshore, Inc. (MS)
 6. Friede Goldman Canada, Inc. (Canada)
 7. Friede Goldman International FSC Inc. (Barbados)
 8. Friede Goldman Newfoundland Limited
 9. Friede Goldman Delaware, Inc. (DE)
10. World Rig Leasing Company (DE)
11. Halter Marine, Inc. (NV)
12. Equitable Shipyards, LLC (LA)
13. Gretna Machine & Iron Works, LLC (LA)
14. Gulf Coast Fabrication, Inc. d/b/a Halter Port Bienville (MS)
15. Halter Gulf Repair (DE)
16. Halter Marine Gulfport, Inc. (NV)
17. Halter Marine, Inc. (LA)
18. Halter Marine Panama City, Inc. (DE)
19. Halter Marine Pascagoula, Inc. (DE)
20. Halter Marine Services, Inc.d/b/a Moss Point Marine & Halter Moss Point (MS)
21. Halter Yacts Yachts, Inc. (DE)
22. Washington Marine Fabricators, Inc. (WA)
23. Marine Cleaning, LLC (LA)
24. Halter-Calcasieu, LLC (LA)
25. d/b/a Halter Lockport
26. Bludworth Bond Holding, Inc. (DE)
27. Bludworth Bond, LLC (LA)
28. Bludworth Bond, L.P. (LA)
29. Halter Engineered Products Group, Inc. (DE)
30. Utility Steel Fabrication, Inc. (LA)
31. Fritz Culver, Inc. (LA)
32. AmClyde Engineered Products Company, Inc. (DE)
33. AmCane Company (MN)
34. d/b/a McElroy Marine Machinery
35. Maritime Holdings, Inc. (DE)
36. TDI-Orange, LLC (LA)
37. TDI-Orange , LP (LA)
38. TDI-Halter, LLC (LA)
39. Friede Goldman Offshore Texas, L.P. (LA)
40. TDI International, Inc. (Caymans)

41. Friede Goldman France SAS (France)
42. BLM (France)
43. BOPP (France)
44. Trawler Rabelais (France)
45. Trawler Villion (France)
46. SCI Lesvenez (France)
47. SCI DuCroissant (France)